Consent of Independent Auditors



We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Mentortech Inc. for the registration of 1,914,559 shares of its common stock and to the incorporation by reference therein of our report dated January 27, 1998 (except for the first paragraph of Note 9, as to which the date is March 3, 1998), with respect to the consolidated financial statements of Mentortech Inc. included in its Annual Report (Form 10-KSB) for the year ended December 31, 1997, filed with the Securities and Exchange Commission.



                                            /s/Ernst & Young LLP


May 6, 1998
New York, New York